Exhibit B
SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT (the “Agreement”), dated as of June 11, 2019, by and between Performance Shipping Inc., a Marshall Islands corporation (the “Company”), and Mr. Symeon Palios (the “Buyer,” and together with the Company, the “Parties”).
WHEREAS, the Buyer owns each of the two entities set forth on Schedule A hereof, each a Marshall Islands corporation (the “Owning Companies,” and each an “Owning Company”) and each Owning Company has entered into memoranda of agreement (together the “Purchase Contracts”) dated June 7, 2019 to purchase the tanker vessels set out next to the name of such Owning Company on Schedule A (the “Vessels”);
WHEREAS, the Buyer has agreed to sell to the Company all of the issued and outstanding shares of the Owning Companies (the “Transferred Interest”) in exchange for an aggregate purchase price of US$10,000,000 (the “Consideration”), which will be paid in shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
Upon the terms and subject to the conditions of this Agreement:
1.1    Issuance and Purchase of Shares. The Company shall issue, set over and deliver to the Buyer, free and clear of all liens and outstanding charges of whatever nature (“Liens”), and the Buyer shall purchase from the Company, on the date hereof or such other date agreed between the Company and the Buyer (the “Closing Date”), the total number of shares of Common Stock as are determined in accordance with this Section 1.1 in consideration of the transfer of all of the Transferred Interest to the Company in accordance with this Agreement.  On the Closing Date, the Company shall issue to the Buyer or its nominee, and the Buyer or its nominee shall purchase from the Company, the number of shares of Common Stock (the respective number of shares to be purchased by the Buyer or its nominee is referred to herein as the “Shares”) equal to the quotient of the Consideration divided by the closing price of the Common Stock as of Friday, June 7, 2019, rounded down to the nearest whole share.
1.2     Delivery of Shares.  The Company shall deliver all Shares as of the Closing Date to the Buyer or its designated nominee pursuant to this Agreement by book entry notation.
1.3     Closing.  Subject to the terms and conditions herein, the Company agrees to issue and sell to the Buyer and the Buyer agrees to purchase from the Company, the Shares.  The purchase and sale of the Shares shall take place on the Closing Date at the offices of Seward & Kissel LLP, New York, NY at 12:00 pm Eastern Time, or such other time and place as the Parties may mutually agree.
1.4     Consideration.  The sufficiency of such consideration for the sale and purchase of the Shares is hereby acknowledged by the Parties.  The Parties agree that the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from registration under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”) afforded by Section 4(2) of the Securities Act.
1.5    Condition to the Purchase and Sale of the Shares.  The representations and warranties set forth in Article II and Article III of this Agreement shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Closing Date.
ARTICLE II
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY

The Company hereby represents and warrants to, and agrees with the Buyer, as of the date hereof and the Closing Date, as follows:
2.1    Capacity; Authority; Validity. The Company has all capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Company hereunder; this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of the Company; this Agreement has been duly executed and delivered by the Company; and assuming the due execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.
2.2    Validity of Shares. Upon delivery of the Shares by the Company in accordance with the terms of this Agreement, the Shares shall be duly issued, fully paid and non-assessable, free and clear of all Liens.
2.3    No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby by the Company, will violate any judgment, order, writ, decree, law, rule, regulation or agreement applicable to the Company.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BUYER
The Buyer hereby represents and warrants to, and agrees with the Company, as of the date hereof and the Closing Date as follows:
3.1    Capacity; Authority; Validity. The Buyer has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Buyer hereunder; this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Buyer; this Agreement has been duly executed and delivered by the Buyer; and assuming the due execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.
3.2    Validity of Transferred Interest. Upon delivery of the shares of the Owning Companies constituting the Transferred Interest by the Buyer in accordance with the terms of this Agreement, such shares shall be duly issued, fully paid and non-assessable, free and clear of all Liens.
3.3    No Violation of Law or Agreement. Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby by the Buyer, will violate any judgment, order, writ, decree, law, rule, regulation or agreement applicable to the Buyer or create any Lien over the Buyer’s assets or result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both would become a default) under any material contract or other instrument by which Buyer is bound, including, for the avoidance of doubt, the Purchase Contracts.
3.4    No Registration. The Buyer understands that the Shares have not been registered under the Securities Act, are being sold in a transaction that is exempt from the registration requirements of the Securities Act and that the Shares may not be re-offered or resold except as permitted in the following sentence. The Buyer agrees that it will resell the Shares only (A) to the Company, its successors or assigns, (B) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (C) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or another available exception from registration, or (D) pursuant to an effective registration statement under the Securities Act, and the Buyer further agrees to provide to any person purchasing any of the Shares from it a notice advising such purchaser that resales of the Shares are restricted as stated herein. The Buyer understands that any certificates for the Shares shall carry a restrictive legend to such effect.
3.5    Resale. The Buyer understands that, on any proposed resale of the Shares, it will be required to furnish the Company such certification, legal opinions and other information as the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.

3.6    No Obligations or Liabilities. Other than the Purchase Contracts, no Owning Company is a party to or has authorized, agreed or entered into any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture or any other agreement, commitment or legally binding arrangement, whether written or oral, and no Owning Company has any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
3.7     Assets of the Owning Companies. All assets of the Owning Companies, including the Purchase Agreements, are legally and beneficially owned by the Owning Companies and, where capable of possession, in the possession or under the control of the Owning Companies, free of any Liens.
ARTICLE IV
MISCELLANEOUS
4.1    Notices. All notices and other communications by the Buyer or the Company hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.
4.2    Assignment. This Agreement shall not be assigned by either party without the other’s prior written consent.
4.3    Entire Agreement. This Agreement constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.
4.4    Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.
4.5    Captions; Counterparts, Execution. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
4.6    Governing Law and Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be duly executed as of the date first above written.

PERFORMANCE SHIPPING INC.

By:	/s/ Anastasios Margaronis	By:	/s/ Symeon Palios
	Name: Anastasios Margaronis		Symeon Palios

Title: Diector and President

	Address: Pendelis 18, 17564 Palaio Faliro, Athens, Greece		Address: Pendelis 18, 17564 Palaio Faliro, Athens, Greece

	Telecopy No.: +30 216 6002 599		Telecopy No.: +30 210 9470 1012

Schedule A
Owning Company	Vessel
Tarawa Shipping Company Inc.	M/V Maersk Jamnagar
Taburao Shipping Company Inc.	M/V Maersk Jeddah